EXHIBIT 99.1

ENROLLMENT FORM TO BE PROVIDED

Direct Share Purchase and Sale Program Broadridge Corporate Issuer Solutions P.O. Box 1342 Brentwood, NY 11717-0718 Phone: (877) 830-4936

Are you a registered shareowner? Yes ☐ No ☐ All Registered Shareowners Must Sign to Activate	When completed and signed, this form should be mailed in the envelope provided to: Broadridge Corporate Issuer Solutions P.O. Box 1342 Brentwood, NY 11717	Questions? Call 1-877-830-4936 Monday to Friday 9 a.m. to 6 p.m. Eastern Time

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT

To help the government fight the funding of terrorism and money laundering activities, Federal Law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an account. What this means for you: When you complete an enrollment application, we will ask for your name, address, date of birth, and other information that will allow us to identify you. Please be aware that we will verify the information you provide and may also ask for copies of your driver’s license or other identifying documents. Further, we will collect and hold information provided to us pursuant to our Privacy Statement, available at www.shareholder.broadridge.com.

PLEASE PRINT

1.	Company Name _________________________________________________ (Please see plan documents for enrollment eligibility requirements.)

2.	Initial Investments (Make checks payable to Broadridge)
☐	As a new investor, I wish to enroll in the Program by making an initial investment. Enclosed is my check or money order for:
$ ___________________________ . (Please see plan documents for initial investment minimum and maximum.)

3.	Account Registration - Type of Account (Please check one box and provide all requested information.)
☐

Individual or Joint: Joint accounts will be presumed to be joint tenants with rights of survivorship and not tenants in common, unless tenants in common, tenants by the entireties, or community property registrations are requested. Only one Social Security Number or Tax Identification Number is required for tax reporting.

	Owner’s First Name	M.I.	Last Name	Owner's Social Security Number or Tax Identification Number	Joint Owner’s First Name		M.I.	Last Name

☐

Custodial: A minor is the beneficial owner of the account with an adult custodian managing the account until the minor reaches the age of majority, as specified in the Uniform Gifts/Transfers to Minors Act in the minor's state of residence.

Custodian's First Name		M.I.	Last Name	Minor's First Name	M.I.	Last Name	Minor's Social Security Number	Minor's State of Residence

☐	Trust: Account is established in accordance with provisions of a trust agreement.

	Trustee Name(s)		Name of Trust		Trust Date		Trust Tax Identification Number

☐	Corporation, Partnership, or Other Entity:

Business Name					Tax Identification Number

4.	Account Address
				Street	City		State	ZIP Code

			( )			( )
			Daytime Phone			Evening Phone

PLEASE PRINT
5.	Dividend Reinvestment Election
You may choose to reinvest all or a portion of the cash dividends paid on ______________________________________________________(Insert company Name).
Please check one box below to indicate your reinvestment election. (If you do not check a box, you will be deemed to have selected the "Fully Reinvest" option.)

☐	Reinvest the dividends on ALL shares.
☐

I would like a portion of my dividends reinvested. Please remit to me the dividends on ________ shares. I understand that the dividends on my remaining shares, as well as all future shares that I acquire, will be reinvested.

☐	All cash - Do not reinvest my dividends. (Your dividend check will be automatically mailed to your address of record UNLESS you check the box below.)
☐

I would like to receive my cash dividends by electronic transfer into my bank account. I hereby authorize the Administrator to have my dividends deposited automatically in my bank account. (Complete Section 6, Authorization for Monthly Investments.)

6.	Authorization for Monthly Investments - Optional

I (We) hereby authorize Broadridge Corporate Issuer Solutions, Inc. to make monthly automatic withdrawals from my (our) checking/ savings account in the amount indicated below to invest in shares of __________________________________ (Insert Company Name) pursuant to the terms of the Broad ridge Direct Share Purchase and Sale Program.

	1.	Type of Account ☐ Checking ☐ Savings

	2.	Automatic Monthly Investment Amount (Please see plan documents for min./max. draft amount) $______________________________________

	3.	Name on Account	4. Signature (Sign as Name Appears on Account)

To be completed by your financial organization only if a voided check cannot be supplied or your account is with a credit union or savings & loan.

Name of Financial Organization

Bank Routing Number

7.	Substitute Form W-9 (Required for a U.S. person including a resident alien) Under penalties of perjury, I certify that:

	1.	The number shown in Section 2 is my correct taxpayer identification number (or I am waiting for a number to be issued to me), and

Certification Instructions - You must cross out item 2 if you have been notified by the IRS that you are currently subject to backup withholding because of underreporting interest or dividends on your tax return. For a joint account, only the person whose Tax Identification Number is shown in Section 1 should sign.

2.

I am not subject to backup withholding because: (a) I am exempt from backup withholding, or (b) I have not been notified by the Internal Revenue Service that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding.

Taxpayer Signature Date
	3.	I am a U.S. person (including a U.S. resident alien).

☐	Check here if you are a foreign person in need of a Form W-8.

SIGNATURES - The signatures below indicate that I/we have read the Broadridge Direct Share Purchase and Sale Program and agree to its terms. (Both signatures required for Joint Tenant accounts.)

Signature(s) Signature(s)			Date Date